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SEC 1344 Persons who potentially are to respond to the collection of information contained in this form are not (2-2002) required to respond unless the form displays a currently valid OMB control number. Previous versions obsolete
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                                                    OMB APPROVAL
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                      UNITED STATES                 OMB Number: 3235-0058
           SECURITIES AND EXCHANGE COMMISSION       ----------------------------
                 Washington, D.C. 20549             Expires: January 31, 2005
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                       FORM 12b-25                  Estimated average burden
                                                    hours per response. . .2.50
               NOTIFICATION OF LATE FILING          ----------------------------

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                                                    SEC FILE NUMBER
                                                    0-22632
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                                                    CUSIP NUMBER
                                                    043412105
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Check One:    [ ] Form 10-KSB    [ ] Form 20-F    [ ] Form 11-K    [X] Form 10-Q
[ ] Form N-SAR  [ ] Form N-CSR

For Period Ended:     March 27, 2004

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:  ______________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

ASANTE TECHNOLOGIES, INC.
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Full Name of Registrant


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Former Name if Applicable

821 Fox Lane
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Address of Principal Executive Office (Street and Number)

San Jose, California  95131
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City, State and Zip Code

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


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                        a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K, Form N-SAR, or Form N-CSR or portion thereof, will be filed on or before the fifteenth calendar day following

           [X} the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period.

The Registrant requires additional time to review and complete its Form 10-QSB and to process the form for electronic filing with the SEC.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

 Robert Pendergrass          (408)                              435-8401
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      (Name)               (Area Code)                    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            ASANTE TECHNOLOGIES, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 11, 2004                        By:     /s/  Robert Pendergrass
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                                                  Robert Pendergrass, CFO


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